UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 13, 2016

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WD-40 COMPANY

(Exact Name of Registrant as specified in its charter)

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Delaware (State or other jurisdiction of incorporation or organization)	000-06936 (Commission File Number)	95-1797918 (I.R.S. Employer Identification Number)

1061 Cudahy Place, San Diego, California 92110 (Address of principal executive offices, with zip code)

(619) 275-1400 (Registrant’s telephone number, including area code)

n/a (Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01.	Completion of Acquisition or Disposition of Assets

On September 13, 2016, WD-40 Company (the “Company”) completed its previously announced acquisition of real property pursuant to the Purchase and Sale Agreement and Escrow Instructions (the “Agreement”) dated July 29, 2016, by and between the Company and 9715 Businesspark Avenue LLC, a Delaware limited liability company (the “Seller”). The acquired property consists of 2.23 acres of land and a building comprising of approximately 41,500 square feet of office space located at 9715 Businesspark Avenue, San Diego, California (the “Property”).  The Property was acquired for an aggregate purchase price of $10.7 million. The Company intends to use the Property for its headquarters office, replacing its current Company-owned headquarters located at 1061 Cudahy Place, San Diego, California which houses both corporate employees and employees in the Company’s Americas segment.

As previously announced, following the relocation to the new building, the Company will continue to utilize the facility at 1061 Cudahy Place, San Diego, California for an indeterminate period of time to manufacture concentrate for its WD-40® products and to house its data center. The Company will also terminate leases and vacate its leased office space at 1094 Cudahy Place, San Diego, California upon relocation of office personnel to the Property following completion of office improvements. It is anticipated that office improvements will be completed within eight to twelve months from the date of acquisition. The Company expects to incur approximately $4.5 million in capital costs related to the buildout of the acquired building and for the purchase of new furniture, fixtures and equipment.

The Company utilized its existing unsecured $175.0 million revolving credit facility with Bank of America, N.A. in order to fund the purchase of the Property. The Company also expects to utilize the revolving credit facility in order to fund the cost of improvements and for the purchase of other capital items associated with the office relocation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WD-40 Company
(Registrant)

Date: September 16, 2016	/s/ JAY W. REMBOLT
Jay W. Rembolt
Vice President, Finance
Treasurer and Chief Financial Officer